Exhibit 99.1

Corporate Contacts
Gary Titus	Ana Kapor
Chief Financial Officer	Investors/Media
650.358.3456	650.350.4825
gtitus@sciclone.com	investorrelations@sciclone.com

SCICLONE REPORTS PRELIMINARY FINANCIAL RESULTS FOR THE FOURTH

QUARTER AND YEAR END 2010

10-K FILING DELAYED

Foster City, Calif. – March 16, 2011 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported preliminary results for the fourth quarter and year ended December 31, 2010. Revenues for the fourth quarter of 2010 grew to $23.6 million, or an increase of 30% compared to the fourth quarter of 2009. For the year ended December 31, 2010, total revenues grew to $85.1 million, or an 18% increase, compared with revenues of $72.4 million for the year ended December 31, 2009.

For the year ended December 31, 2010, net income is expected to be within the range of prior guidance of $0.41 to $0.46 on a per share basis, compared with a net income of $0.26 and $0.25 per share on a basic and diluted basis for the same period in 2009.

The Company is in the process of completing an evaluation of its foreign tax positions which may result in additional tax expense being recognized in its financial statements. In addition, the special committee of the Board is continuing its investigation of a range of matters including the possibility of violations of the Foreign Corrupt Practices Act (“FCPA”). The evaluation of the Company’s foreign tax positions and the evaluation of information resulting from the investigation may result in the identification of material weaknesses or significant deficiencies in internal controls over financial reporting.

Preliminary Financial Results

For the fourth quarter of 2010, total revenues from the sale of ZADAXIN grew to $23.6 million, or an increase of 30%, compared to the same period in 2009. For the year ended December 31, 2010, total product revenues increased by 18% to $85.1 million, compared with revenues of $72.4 million for the same period in 2009. The increase in product revenues for the fourth quarter and year ended December 31, 2010 was primarily attributable to an increase in the quantity of ZADAXIN sold to China.

For the year ended December 31, 2010, net income is expected to be within the range of prior guidance of $0.41 to $0.46 on a per share basis, compared with a net income of $0.26 and $0.25 per share on a basic and diluted basis for the same period in 2009.

Cash, cash equivalents and short and long-term investments totaled $56.5 million at December 31, 2010, compared with $31.8 million at December 31, 2009. The increase in cash for the year ended December 31, 2010, is primarily a result of SciClone’s operating net income. SciClone also has a $15 million credit line with Silicon Valley Bank. As of December 31, 2010, SciClone has borrowed $2.5 million on the bank line which is included in the 2010 year end cash balance.

Delay in Filing 10-K

SciClone will file a notice under Rule 12b-25 that the filing of its report on Form 10-K will be delayed. The Company is in the process of completing its evaluation of its foreign tax positions which may result in additional tax expense recognized in its financial statements which the Company believes will result in earnings per share within the guidance previously provided for 2010.

The United States Securities and Exchange Commission (“SEC”) and the United States Department of Justice (“DOJ”) are each conducting formal investigations of the Company regarding a range of matters including the possibility of violations of the Foreign Corrupt Practices Act (“FCPA”). SciClone’s Board of Directors appointed a special committee of independent directors to oversee SciClone’s response to the government inquiries. Based on an initial review, the special committee determined to undertake an independent investigation as to matters reflected in and arising from the SEC and DOJ investigations including, but not limited to, certain sales and marketing matters in China, in order to evaluate whether any violation of the FCPA or other laws occurred.

The evaluation of the Company’s foreign tax positions and the evaluation of information resulting from the investigation may result in the identification of material weaknesses or significant deficiencies in internal controls over financial reporting. The special committee has not reported any conclusions to the Board at this time. The Company has not determined at this time (i) the impact, if any, the internal investigation may have on its evaluation of internal controls over financial reporting, (ii) the impact the investigation may have on its assessment of whether disclosure controls were functioning effectively, or (iii) the impact, if any, the internal investigation may have on the Company’s other disclosures in the Form 10-K.

2011 Product Development Milestones

SciClone expects to achieve the following milestones in 2011:

•	File Clinical Trial Application (CTA), the initiation of the clinical trial process in China, for ondansetron RapidFilm®, in 2011;

•	Receive regulatory approval for DC Bead® in China in late 2011.

Fourth Quarter 2010 and Recent Pipeline Updates

In January 2011, SciClone announced the enrollment of the first patient in the Company’s phase 2b clinical trial of SCV-07 for the prevention of oral mucositis (OM) — a painful,

debilitating, and costly toxicity caused by chemoradiotherapy regimens used to treat head and neck cancer. The study is examining three doses of SCV-07, including two higher doses than those used in the Company’s phase 2a study, to assess the drug’s impact on modifying the course of OM in patients with head and neck cancer. In addition, the trial is further evaluating SCV-07’s safety and tolerability in this patient population, as well as the role played by specific genetic profiles in patient response to the treatment.

In December 2010, SciClone announced topline results from the Company’s phase 2b clinical trial of SCV-07 for the treatment of hepatitis C (HCV). The study evaluated the safety and immunomodulatory effects of SCV-07 as a monotherapy and in combination with ribavirin in relapsed HCV patients. Study data demonstrated SCV-07 to be safe and well-tolerated at both administered doses. Although the data showed an interesting biological signal, due to the rapidly changing landscape of effective treatments that increase the complexity and risks of developing drugs for chronic HCV, the Company decided not to continue development in this indication.

In September 2010, SciClone announced that researchers have identified two unique gene clusters that differentiated subjects that responded to treatment in the Company’s phase 2a proof of concept study of SCV-07 for the prevention of severe OM in patients with advanced head and neck cancer. The Company believes that the discovery of these gene clusters may assist in providing the framework for effectively identifying patients that are most likely to and those most likely not to respond to SCV-07 in future clinical trials, based on their individual genomic profile or gene signature. The findings were presented in a poster presentation at the 4th American Association for Cancer Research (AACR) International Conference on Molecular Diagnostics in Cancer Therapeutic Development.

Fourth Quarter and Year End 2010 Results Conference Call Information

SciClone is hosting a conference call today at 4:30 pm ET to give a business and product update. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, and Gary Titus, Senior Vice President and CFO.

LIVE CALL:	866.831.6224 (U.S./Canada)
617.213.8853 (International)
17214706 (Participant code)

REPLAY:	888.286.8010 (U.S./Canada)
617.801.6888 (International)
Passcode: 63433498
(Replay available from Wednesday, March 16, 2011 at 7:30 p.m. ET until 11:59 p.m. ET on Wednesday, March 23, 2011)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The information provided on the teleconference is accurate only at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals (NASDAQ: SCLN) is a revenue-generating, China-centric, specialty pharmaceutical company with a substantial international business and a product portfolio of novel therapies for cancer and infectious diseases. The Company is focused on continuing sales growth and executing a clinical development strategy with prudently managed costs. ZADAXIN® (thymalfasin) is approved in over 30 countries for the treatment of hepatitis B (HBV), as a vaccine adjuvant, for the treatment of hepatitis C (HCV), and certain cancers. SciClone is evaluating SCV-07 in a phase 2b trial to modify the course of oral mucositis in patients with head and neck cancer. The Company also has exclusive commercialization and distribution rights in China to a novel treatment for advanced liver cancer, DC Bead®, which is already approved in approximately 40 countries worldwide, including the U.S. and several countries in Europe. DC Bead is currently under review by regulatory agencies in China. Additionally, SciClone owns exclusive commercialization and distribution rights to the anti-nausea drug ondansetron RapidFilm® in China, including Hong Kong and Macau, and Vietnam. The Company intends to seek regulatory approval for the product, commonly used to treat and prevent nausea and vomiting caused by chemotherapy, radiotherapy, and surgery, in these markets. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited”, “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These risk and uncertainties include; the outcome of the on-going regulatory investigations and our independent investigation, including the impact of changes we are implementing in our processes and procedures or other remedial measures we take which could affect the Company’s ability to conduct business, including changes in our marketing and sales practices that could affect our ability to generate revenue; the delay in filing the Company’s Form 10-K including the risk that the filing is not made within the fifteen calendar day extension of time permitted under Rule 12b-25; possible changes in financial results during the conclusion of our audit; and the possible identification of material weaknesses in our internal controls. These risks and uncertainties include risks to our ongoing business including: the course, cost and outcome of regulatory, including pricing decisions in China; the Company’s ability to execute on its goals for ZADAXIN sales to China and on our objectives for revenue in fiscal 2011; risks related to operating an international business and risks relating to the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites. SciClone cannot predict the timing or outcome of its own internal investigation, of the SEC and DOJ investigations, of the various litigations that have or may be filed relating to any of those matters, or of its efforts to cooperate with those investigations, however the Company expects to incur substantial expenses in connection with the investigations and the results of the investigations could include fines and remediation measures that could adversely affect its business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

DC Bead is a registered trademark of Biocompatibles UK Limited.

RapidFilm is a registered trademark of Labtec Gesellschaft für technologische Forschung und Entwicklung mbH.